Exhibit 10.2

EXECUTION VERSION

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

CONFIDENTIAL

June 15, 2014

Level 3 Communications, Inc.

Level 3 Financing, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

Project Saturn
$2,400,000,000 Senior Secured Tranche B 2021 Term Loan Facility
$600,000,000 Senior Unsecured Bridge Facility
Commitment Letter

Ladies and Gentlemen:

Level 3 Communications, Inc., a Delaware corporation (“Parent”), and Level 3 Financing, Inc., a Delaware corporation (the “Borrower” and, together with Parent, “you”), have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS”), Citi (as defined below and, together with Bank of America, the “Initial Lenders”), Citigroup Global Markets Inc. (“CGMI” and, together with MLPFS, the “Lead Arrangers”; the Initial Lenders and the Lead Arrangers are collectively referred to as the “Commitment Parties”, “we” or “us”) that Parent intends to enter into an agreement and plan of merger (together with all exhibits and schedules thereto, and all definitive documentation relating thereto, the “Acquisition Agreement”) among tw telecom inc., a Delaware corporation (“Saturn”), Saturn Merger Sub 1, LLC, a Delaware limited liability company and a newly formed direct or indirect subsidiary of Parent (“Merger Sub 1”), Saturn Merger Sub 2, LLC, a Delaware limited liability company and a newly formed direct or indirect subsidiary of Parent (“Merger Sub 2”) and Parent. Pursuant to the Acquisition Agreement, Merger Sub 1 will merge with and into Saturn (“Merger 1”), with Saturn surviving as a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent, and the holders of the equity interests in Saturn prior to such merger will receive consideration consisting of a combination of Parent common stock and cash as set forth in the Acquisition Agreement (the foregoing transactions are referred to herein as the “Acquisition”). Immediately after the consummation of Merger 1, Saturn will merge with and into Merger Sub 2 (“Merger 2”), with Merger Sub 2 surviving as a Delaware limited liability company and wholly owned direct or indirect subsidiary of Parent. Immediately after the consummation of Merger 2, Parent will contribute all of the equity interests of Merger Sub 2 to the Borrower, whereby Merger Sub 2 will remain a wholly owned direct or indirect subsidiary of the Borrower (the “Contribution”). As used herein, “Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

You have also advised us that to finance the Existing Saturn Debt Repayment, the cash portion of the Acquisition consideration and the costs and expenses relating thereto and the related transactions, the Borrower intends, in addition to using cash on hand of Parent and its subsidiaries and of Saturn and its subsidiaries, (a) to obtain a senior secured term loan facility in an aggregate principal amount of not more than (i) $2,400,000,000 less (ii) if any Transaction Securities (as defined below) are issued on or prior to the Closing Date (as defined below), the excess, if any, of (A) the aggregate gross cash proceeds from the issuance of the Transaction Securities over (B) $600,000,000, and having the terms set forth on Annex I hereto (the “Tranche  B 2021 Term Facility”) and (b) either (i) to issue senior unsecured notes in an aggregate principal amount of not more than $600,000,000 (the “Senior Notes”) in a registered public offering or a Rule 144A offering or other private placement or (ii) if and to the extent that the Borrower does not issue $600,000,000 in aggregate principal amount of the Senior Notes on or prior to the Closing Date, on such date borrow not more than (A) $600,000,000 less (B) the aggregate gross cash proceeds from the issuance of the Senior Notes or any other Transaction Securities in aggregate principal amount of loans under a senior unsecured bridge facility having the terms set forth on Annex II hereto (the “Bridge Facility” and, together with the Tranche B 2021 Term Facility, the “Facilities”). Capitalized terms used but not defined herein have the meanings assigned thereto in the Annexes hereto (such Annexes are collectively referred to as the “Term Sheets”; the Term Sheets and this letter are collectively referred to as the “Commitment Letter”). For purposes of this Commitment Letter, the term “Senior Notes” shall include an offering of debt securities by a subsidiary of Parent that is not the Borrower or a “restricted” subsidiary for purposes of Parent’s or the Borrower’s existing indebtedness, which subsidiary will be merged with and into, or which debt securities will be assumed by, the Borrower on the Closing Date. The term “Transaction Securities” means any Senior Notes or any other debt, convertible debt (or other equity-linked debt securities) and any equity securities of Parent or any of its subsidiaries (including the Borrower), in each case, issued in connection with the Acquisition or the other Transactions, other than shares of Parent common stock issued as part of the merger consideration.

Notwithstanding anything to the contrary contained herein, at the election of the Borrower, the aggregate amount of the commitments in respect of the Bridge Facility hereunder shall be increased, and the aggregate amount of the commitments in respect of the Tranche B 2021 Term Facility shall be decreased on a dollar-for-dollar basis by the same amount, solely to the extent necessary for the Tranche B 2021 Term Loans to be incurred in compliance with the secured indebtedness incurrence covenants in the Existing Credit Agreement, the Existing Notes and the indentures governing the Existing Notes (the “Reallocation Election”); provided that the

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Borrower shall have delivered written notice of such Reallocation Election to the Lead Arrangers at least 20 consecutive calendar days (calculated in accordance with, and excluding the dates specified to be excluded by, the penultimate sentence of paragraph 8 of Annex III attached hereto) prior to the Closing Date, which notice shall specify the amount of such required increase in the Bridge Facility commitments and required decrease in the Tranche B 2021 Term Facility commitments and shall be accompanied by a certificate of the chief financial officer of Parent certifying as to the methodology and details of calculation of the incurrence of the Tranche B 2021 Term Loans evidencing the foregoing. To the extent the Borrower shall make a Reallocation Election in accordance with the immediately preceding sentence, all references to “$600,000,000” herein and in the Fee Letter shall be deemed to be references to the aggregate amount of the commitments in respect of the Bridge Facility as so increased pursuant to the Reallocation Election and all references to “$2,400,000,000” herein and in the Fee Letter shall be deemed to be references to the aggregate amount of the commitments in respect of the Tranche B 2021 Term Facility as so decreased pursuant to the Reallocation Election.

1.                                      Commitments; Titles and Roles.

In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide 50% of the entire principal amount of each of the Tranche B 2021 Term Facility and the Bridge Facility and (b) Citi is pleased to advise you of its commitment to provide 50% of the entire principal amount of each of the Tranche B 2021 Term Facility and the Bridge Facility, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitments of the Initial Lenders hereunder are several and not joint and shall be subject only to the conditions set forth in Section 5 below under the heading “Conditions Precedent”.

In addition, each of MLPFS and CGMI is pleased to advise you of its willingness to act, and you hereby appoint each of MLPFS and CGMI, as a joint lead arranger and joint bookrunning manager with respect to the Facilities, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter. You agree that no other agents, co-agents, arrangers or bookrunning managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid, in each case, by Parent or any of its subsidiaries to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree; provided that no later than seven business days after the date hereof, you may appoint up to five financial institutions (or any relevant affiliate) in consultation with the Lead Arrangers as additional joint lead arrangers and joint bookrunning managers and award such joint lead arrangers and joint bookrunning managers additional agent or co-agent titles in a manner determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint additional agents, co-agents, arrangers or bookrunning managers or confer other titles in respect of any or each of the Facilities, (a) each such appointed entity (or its relevant affiliate) shall provide a commitment with respect to the Facilities that is equal to the proportion that the economics payable to such appointed entity (or its relevant affiliates) in respect of the Facilities bears to the aggregate amount of the economics payable to the Initial Lenders pursuant to the Fee Letter, with the commitment of each such appointed entity (or its relevant affiliate) to be allocated between the Tranche B 2021 Term Facility and the Bridge Facility pro rata in accordance with the principal amounts of such Facilities, and (b) the

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commitments of the Initial Lenders in respect of the Facilities will be reduced by the amounts of the commitments of each such appointed entity (or its relevant affiliates), with such reduction allocated to reduce the commitments of the Initial Lenders at such time on a pro rata basis according to the respective amounts of their commitments, in each case pursuant to customary joinder documentation to be executed by such appointed entity (and any relevant affiliate) and, thereafter, each such appointed entity (and any relevant affiliate) shall constitute a “Commitment Party”, “Lead Arranger” and “Initial Lender” hereunder); provided further that (i) in no event will Bank of America’s and Citi’s commitments be less than 70% of the entire principal amount of each of the Tranche B 2021 Term Facility and the Bridge Facility and (ii) no other participating institution shall be entitled to a greater percentage of the aggregate economics than either of Bank of America or Citi.

You agree that only MLPFS and CGMI will have “upper left” designation in any and all marketing materials or other documentation used in connection with the Facilities and MLPFS and CGMI will share management of the physical books for the syndication of the Bridge Facility. You may at any time reduce all or a portion of the commitments for the Bridge Facility upon written notice to the Commitment Parties (with such reduction allocated to reduce the commitments of the Initial Lenders and any other financial institutions appointed as provided in the preceding paragraph on a pro rata basis according to the respective amounts of their commitments).

2.                                      Syndication.

Each of the Initial Lenders intends, and reserves the right, to syndicate all or a portion of its commitment hereunder with respect to any of the Facilities to one or more financial institutions that will become parties to the definitive documentation for such Facility pursuant to syndications to be managed by the Lead Arrangers (the financial institutions becoming parties to such definitive documentation being collectively referred to as the “Lenders”), and the Lead Arrangers intend to commence such syndication promptly after the date hereof; provided that we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders or any of your competitors (or Known Affiliates (as defined below) of your competitors) that in each case have been specified by name to us by you in writing prior to the date hereof (collectively, “Disqualified Lenders”); provided further that, upon reasonable notice to us after the date hereof, you shall be permitted to supplement in writing the list of persons that are Disqualified Lenders with the name of any person that is or becomes your competitor or a Known Affiliate of one of your competitors, which supplement shall be in the form of a list of names provided to us and shall become effective upon delivery to us, but which supplement shall not apply retroactively to disqualify any persons that have previously acquired an interest in respect of any of the Facilities. As used herein, “Known Affiliates” of any person means, as to such person, known affiliates readily identifiable as such by name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that is primarily engaged in advising funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which the Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

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It is understood and agreed that the Lead Arrangers will, in consultation with you, manage and control all aspects of the syndication of each Facility, including decisions as to the selection of prospective Lenders and any roles or titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in either Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the applicable Term Sheet. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Lead Arrangers.

You agree to actively assist, and to use your commercially reasonable efforts to cause Saturn to actively assist, the Lead Arrangers in achieving a syndication of each Facility that is satisfactory to the Lead Arrangers. Such assistance shall include (a) your providing, and causing your advisors to provide and using your commercially reasonable efforts to cause Saturn and its advisors to provide, the Lead Arrangers upon request with all information reasonably deemed necessary by the Lead Arrangers to complete the syndication, including information and evaluations prepared by or on behalf of you or Saturn relating to the Transactions, (b) your assistance, and causing your advisors to assist and using your commercially reasonable efforts to cause Saturn and its advisors to assist, in the preparation of customary Confidential Information Memoranda and other customary marketing materials to be used in connection with the syndication, (c) your using commercially reasonable efforts to ensure that the syndication benefits materially from your existing relationships with banks and other financial institutions and (d) your otherwise assisting the Lead Arrangers in their syndication efforts by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of Saturn, available from time to time to attend and make presentations regarding the business, operations, assets, liabilities, financial position, results of operations and prospects of you and Saturn, as appropriate, and the Transactions at one or more meetings of prospective Lenders. You agree that, prior to the later of the Closing Date and the Syndication End Date (as defined below), you will not and will not permit any of your subsidiaries to, and will use commercially reasonable efforts not to permit Saturn or any of its subsidiaries to, arrange, syndicate or issue or attempt to arrange, syndicate or issue any debt securities, convertible debt securities (including any other equity-linked debt security) or bank financing by or on behalf of you, Saturn or any of your or its respective subsidiaries (other than the Facilities, the Senior Notes and any indebtedness of Saturn and its subsidiaries permitted by the Acquisition Agreement to be incurred after the date hereof and to remain outstanding on the Closing Date) without the prior written consent of the Lead Arrangers (such consent not to be withheld unless the Lead Arrangers determine that such arrangement, syndication or issuance would be likely to adversely affect the syndication of the Facilities). You further agree (i) to meet after the date hereof with each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of McGraw Hill Financial Inc. (“S&P”), in order to obtain their indications of (A) a public corporate family rating of Parent from Moody’s, (B) a public corporate credit rating of Parent from S&P and (C) a public credit rating for the Facilities from each of Moody’s and S&P, in each case after giving effect to the Transactions, and (ii) in any event, to use your commercially reasonable efforts to obtain each such rating no later than the earlier of (A) the commencement of the general syndication of any of the Facilities and (B) the date that is 30 days prior to the Closing Date. Your obligations under this paragraph in respect of syndication of the Facilities shall terminate upon the earlier of (a) the date of Successful Syndication (as defined in the Fee Letter) and (b) the date that is 60 days following the Closing Date (such earlier date, the

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“Syndication End Date”). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither completion of syndication of any Facility, nor receipt of ratings, nor the compliance with any of the other provisions set forth in this paragraph shall constitute a condition to the commitments hereunder or to providing the Facilities on the Closing Date. Except as provided in the second paragraph of Section 1 of this Commitment Letter or as you in your sole discretion may otherwise agree in writing, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred.

3.                                      Information Requirements.

You hereby represent and warrant that (a) all information, other than the Projections (as defined below), that has been or will be made available to us or any of the Lenders by or on behalf of you, Saturn or any of your or its subsidiaries in connection with the Transactions (the “Information”), when taken as a whole, is or will be, when made available, complete and correct in all material respects and does not or will not, when made available, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made (it being understood that the foregoing representation and warranty, insofar as it relates to Information concerning Saturn, is made to the best of your knowledge) and (b) all financial projections concerning you and Saturn that have been or will be made available to us or any of the Lenders by or on behalf of you or any of your subsidiaries (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you in good faith to be reasonable at the time made and at the time the related Projections are so made available (it being understood that the Projections by their nature are inherently uncertain, no assurances are being given that the results reflected in the Projections will be achieved, and actual results may differ from the Projections and that such differences may be material). You agree that if at any time prior to the later of (i) the Closing Date and (ii) the termination of the syndication of the Facilities as determined by the Lead Arrangers and notified to you, you become aware that the representation and warranty in the immediately preceding sentence would not be true if the Information and Projections were being furnished and such representation and warranty were being made at such time, then you will promptly, as appropriate, supplement the Information and the Projections so that such representation or warranty would be true under those circumstances. You understand that we, in arranging and syndicating the Facilities, will be using and relying on the Information and Projections without independent verification thereof.

You hereby acknowledge that (a) the Commitment Parties or any of them will make available Information and Projections (collectively, the “Borrower Materials”) to the prospective Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the prospective Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, Saturn, your or its subsidiaries or the securities of any of the foregoing for purposes of United States federal and state securities laws (“MNPI”)) (each, a “Public Lender”). You hereby agree that (i) you will identify that portion of the Borrower Materials that may be distributed to the Public

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Lenders and that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof), (ii) by marking any Borrower Materials “PUBLIC,” you shall be deemed to have authorized each Commitment Party and the prospective Lenders to treat such Borrower Materials as not containing any MNPI, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements set forth in the definitive credit documentation, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) each Commitment Party shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable to be made available only on a portion of the Platform not designated “Public Investor”. If the Lead Arrangers shall so request, you agree to assist (and to use commercially reasonable efforts to cause Saturn and its advisors to assist) in the preparation of an additional version of the Confidential Information Memoranda and other marketing materials to be used by Public Lenders that does not contain MNPI. It is understood that, in connection with your assistance described above, at the request of the Lead Arrangers you will provide, and will cause all other applicable persons to provide, authorization letters to the Lead Arrangers authorizing the distribution of the Borrower Materials to prospective Lenders and containing a representation to the Lead Arrangers that any “PUBLIC” version thereof does not include MNPI. You acknowledge and agree that the following documents may be distributed to Public Lenders: (A) drafts and final versions of the definitive documentation with respect to the Facilities, (B) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) term sheets and notification of changes in the terms of the Facilities.

4.                                      Fees and Indemnities.

As consideration for our commitments and agreements hereunder, you agree to pay the fees set forth in the Fee Letter dated as of the date hereof among the parties hereto (the “Fee Letter”).

You also agree to reimburse each initial Commitment Party from time to time on demand for all reasonable out-of-pocket fees and expenses (including due diligence expenses and the reasonable fees, disbursements and other charges of only one counsel (Cravath, Swaine & Moore LLP) to the initial Commitment Parties, and of any local or regulatory counsel retained by the Commitment Parties, but not any internal counsel, and in each case subject to delivery to you of reasonable supporting documentation) incurred in connection with this Commitment Letter, the Fee Letter, the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You also agree to indemnify and hold harmless each Commitment Party, each affiliate thereof, the successors and permitted assigns of the foregoing and the officers, directors, employees, agents, controlling persons, advisors and other representatives of any of the foregoing (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation

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of a defense in connection therewith) (a) any aspect of the Transactions and any of the other transactions contemplated thereby or (b) the Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) such Indemnified Party’s gross negligence or willful misconduct or (B) a material breach by such Indemnified Party of its agreements under this Commitment Letter or (ii) arises from a proceeding by an Indemnified Party against an Indemnified Party (other than a proceeding (x) involving any action or failure to act by you or any of your affiliates or (y) against a Commitment Party in its capacity as such or in its capacity as an agent or arranger or any similar capacity under the Facilities). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you arising out of, related to or in connection with any aspect of the Transactions, except for any liability of a Commitment Party to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its agreements hereunder. You further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Saturn, any of its affiliates, any equityholder or creditor of any of the foregoing or any other person (other than, solely to the extent expressly set forth herein, to you) arising out of, related to or in connection with any aspect of the Transactions and that any such liability of a Commitment Party to you shall only arise to the extent direct damages to you have been caused by breach of such Commitment Party’s agreements hereunder to negotiate in good faith definitive documentation for the applicable Facility on the terms set forth herein, as determined in a final, non-appealable judgment by a court of competent jurisdiction. It is understood and agreed that obligations of a Commitment Party hereunder are several, and not joint, with the obligations of any other Commitment Party hereunder or obligations of any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems. You shall not, without the prior written consent of each applicable Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened investigation, litigation or proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such investigation, litigation or proceeding and (ii) does not include any statement as to any admission.

5.                                      Conditions Precedent.

Each Commitment Party’s commitment hereunder and each Lead Arranger’s agreement to perform the services described herein are subject only to the satisfaction of each of the following conditions precedent:

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(a)   the negotiation, execution and delivery of definitive documentation with respect to the Tranche B 2021 Term Facility and, if applicable, the Bridge Facility by the Loan Parties (the “Facilities Documentation”), which shall be prepared by counsel for the Commitment Parties based upon, and consistent with, the terms set forth in this Commitment Letter (including the Annexes hereto), subject to the “market flex” provisions set forth in the Fee Letter, and otherwise reasonably satisfactory to the Commitment Parties and Parent but shall be subject to the Documentation Principles (as defined below);

(b)   except as otherwise expressly disclosed in the Company SEC Reports (as defined in the Acquisition Agreement as in effect on the date hereof) filed prior to the date hereof (other than (A) any information that is contained solely in the “Risk Factors” section of such Company SEC Reports and (B) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Reports) or as set forth in the corresponding sections or subsections of the Company Disclosure Schedule dated the date hereof and heretofore delivered to the Lead Arrangers (or, pursuant to Section 10.2(b) of the Acquisition Agreement as in effect on the date hereof, as set forth in any section or subsection of such Company Disclosure Schedule to the extent the applicability thereof is readily apparent from the face of such Company Disclosure Schedule), since December 31, 2013, there shall not have been any Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof);

(c)   the payment of fees pursuant to the Fee Letter that are due and payable on or prior to the Closing Date and the reimbursement of expenses pursuant to this Commitment Letter for which, if applicable, reasonably detailed invoices have been delivered prior to the Closing Date; and

(d)   the other conditions expressly set forth in (i) “Conditions Precedent to Initial Borrowing” in Annex I to this Commitment Letter, (ii) “Conditions Precedent” in Annex II-A to this Commitment Letter and (iii) Annex III to this Commitment Letter.

It is understood that, with respect to guarantees and collateral, paragraph 5 in Annex III to this Commitment Letter is the only condition precedent. The provisions of paragraph 5 in Annex III to this Commitment Letter are referred to herein as the “Funds Certain Provisions”.

In addition, notwithstanding anything in this Commitment Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (a) the only representations and warranties relating to Parent, the Borrower or Saturn or their respective businesses or subsidiaries the accuracy of which shall be a condition to the funding of the Facilities on the Closing Date shall be (i) such representations and warranties made by Saturn in the Acquisition Agreement as are material to the interests of the Commitment Parties, but only to the extent that Parent or AcquireCo has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or to the extent the accuracy of such representations or warranties is a condition precedent to the obligations of Parent or AcquireCo under the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified

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Representations (as defined below) and (b) the terms of the Facilities Documentation shall be such that they do not impair the availability of the proceeds of the Facilities on the Closing Date if the conditions set forth in clauses (a) through (d) above are satisfied or waived. For purposes hereof, “Specified Representations” means the representations and warranties of Parent and the Borrower in the Facilities Documentation relating to corporate existence, power and authority, the due authorization, execution, delivery and enforceability of the Loan Documents, the validity, priority and perfection of liens (subject to the Funds Certain Provisions), solvency, PATRIOT ACT, anti-corruption laws and trade sanctions, no conflicts with organizational documents, no consent from governmental authorities (that has not been obtained) to the advance of the funds under the Facilities Documentation (subject to the Funds Certain Provisions), Federal Reserve margin regulations and the Investment Company Act. The requirements of this paragraph are referred to herein as the “Documentation Principles”.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and, to the extent applicable, the Fee Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as provided in this Commitment Letter (including the Annexes hereto). For clarity, all terms referenced herein to being defined in the Facilities Documentation shall be defined in accordance with the Documentation Principles.

6.                                      Confidentiality and Other Obligations.

This Commitment Letter (including the Annexes hereto) and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your directors, officers and other senior management, accountants, attorneys and other professional advisors retained in connection with the Transactions, may not be disclosed in whole or in part to any person without our prior written consent; provided, however, that you may disclose this Commitment Letter (including the Annexes hereto), but not the Fee Letter or the contents thereof (other than disclosure thereof in mutually agreed redacted form to Saturn pursuant to the following clause (a)), (a) on a confidential basis to the directors, officers and other senior management, attorneys and other professional advisors of Saturn in connection with their consideration of the Acquisition and the other Transactions, (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (which may specify the aggregate amount of fees to the extent required to be disclosed), (c) after written notice to us (to the extent permitted by law) of any legally required disclosure, as otherwise required by law, and (d) to the extent required in connection with any proceeding for the enforcement of this Commitment Letter and related documents.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to persons whose interests may conflict with yours. Consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, such Commitment

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Party agrees not to furnish confidential information obtained from you to any of its other customers and to treat confidential information relating to you, Saturn and your and its respective affiliates with the same degree of care as it treats its own confidential information. You also acknowledge that no Commitment Party will make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their respective bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, Saturn or any of your or its respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated hereby, you acknowledge and agree that: (a) the Facilities and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and each Commitment Party, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (b) in connection with each transaction contemplated hereby and the process leading to such transaction, each Commitment Party is and has been acting solely as a principal and is not acting as an agent or fiduciary for you or any of your affiliates, equityholders, creditors or employees or any other person; (c) none of the Commitment Parties has assumed or will be deemed to assume an advisory (except as otherwise expressly agreed in writing by the relevant parties) or fiduciary responsibility in favor of you or any of your affiliates, equityholders, creditors or employees or any other person with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters), and none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; (d) each Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of you and your affiliates, and no Commitment Party has any obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (e) none of the Commitment Parties has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby, and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any of the Commitment Parties with respect to any breach or alleged breach of fiduciary duty. In addition, you acknowledge that you have retained each of Citi and an affiliate of Bank of America as financial advisors (in such capacity, each a “Financial Advisor”) in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any such Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), such Commitment Party is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the Borrower’s and the Guarantors’

11

names and addresses and other information that will allow such Commitment Party to identify the Borrower and the Guarantors in accordance with the Act.

7.                                      Survival of Obligations.

The provisions of Sections 2, 3, 4, 6, 8 and this Section 7 shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered. The provisions of Sections 4, 6, 8 and this Section 7 shall remain in full force and effect notwithstanding the termination of this Commitment Letter or any commitment or agreement of any of the Commitment Parties hereunder.

8.                                      Miscellaneous.

The Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to perform the services described herein will terminate upon the first to occur of (a) the consummation of the Acquisition, (b) the termination or the public announcement by you of the abandonment of the Acquisition Agreement and (c) March 16, 2015 (provided that such date shall be extended to match the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof) if such Termination Date is extended to a date not beyond June 15, 2015, in accordance with Section 9.1(b) of the Acquisition Agreement (as in effect on the date hereof)), unless the closing of the applicable Facility, on the terms and subject to the conditions contained herein, shall have occurred on or before such date. In addition, the Initial Lenders’ commitments hereunder in respect of any Facility shall be superseded by the commitments in respect of such Facility set forth in the definitive documentation with respect to such Facility, and upon the execution and delivery of such definitive documentation by the parties thereto each Initial Lender shall be released from its commitment hereunder in respect of such Facility. Notwithstanding the foregoing, each Initial Lender shall remain liable to fund its obligations hereunder in the event any assignee of such Initial Lender shall fail to provide its portion of the Facilities. Each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any breach thereof Parent or AcquireCo has the right to terminate its obligations under the Acquisition Agreement or any condition precedent to the obligations of Parent or AcquireCo under the Acquisition Agreement has failed to be satisfied and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Annexes hereto) or the Fee Letter, the Transactions and the other transactions contemplated hereby or thereby or the actions of the

12

Commitment Parties in the negotiation, performance or enforcement hereof or thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Annexes hereto), the Fee Letter, the Transactions and the other transactions contemplated hereby or thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be brought, heard and determined exclusively in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to any party hereto shall be effective service of process against such party for any suit, action or proceeding relating to any such dispute. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter (including the Annexes hereto) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties and you with respect to the Facilities and supersede all prior agreements and understandings relating to the subject matter hereof and thereof. Those matters that are not covered by or made clear under the provisions of this Commitment Letter (including the Annexes hereto) or the Fee Letter are subject to the approval and agreement of us and you. No person has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent (and any purported assignment without such consent will be null and void) and is intended to be solely for the benefit of the parties hereto and, to the extent expressly set forth herein, the Indemnified Parties, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the Indemnified Parties. This Commitment Letter may not be amended, and no term or provision hereof may be waived or modified, except by an instrument in writing signed by each of the parties hereto. Any and all obligations of, and services to be provided by, any of us hereunder may be performed, and any and all of our rights hereunder may be exercised, by or through our affiliates, and the indemnification and expense reimbursement provisions contained herein shall apply with equal force and effect to any such affiliates.

This Commitment Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile transmission or other electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart hereof or thereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 11:59 p.m. (New York time) on June 16, 2014, whereupon this Commitment Letter and the Fee Letter will become

13

binding agreements between us and you. If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page intentionally left blank.]

14

We look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.,

by
/s/ Russ Bunting
	Name:	Russ Bunting
	Title:	Director

MERRILL LYNCH, PIERCE, fenner & smith incorporated,

by
/s/ Russ Bunting
	Name:	Russ Bunting
	Title:	Director

[Signature page to the Project Saturn Commitment Letter]

CITYGROUP GLOBAL MARKETS INC.,

by
/s/ Barbara R. Matas
	Name:	Barbara R. Matas
	Title:	Managing Director

[Signature page to the Project Saturn Commitment Letter]

Accepted and agreed as of the date first above written:

LEVEL 3 COMMUNICATIONS, INC.,

by
/s/ Sunit Patel
Name: Sunit Patel
Title: Chief Financial Officer

LEVEL 3 FINANCING, INC.,

by
/s/ Rafael Martinez-Chapman
Name: Rafael Martinez-Chapman
Title: Vice President and Treasurer

[Signature page to the Project Saturn Commitment Letter]

ANNEX I

CONFIDENTIAL

Project Saturn

$2,400,000,000 Senior Secured Tranche B 2021 Term Loan Facility

Summary of Terms and Conditions

The Tranche B 2021 Term Facility described herein will be established as an “Additional Tranche” under (and as defined in) the Amended and Restated Credit Agreement dated as of October 4, 2013, among Level 3 Communications, Inc., Level 3 Financing, Inc., the Lenders party thereto and Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, as in effect on the date hereof (the “Existing Credit Agreement”), effected under Section 9.02(d) of the Existing Credit Agreement, and commitments in respect of and loans under the Tranche B 2021 Term Facility shall constitute a separate “Class” for all purposes of the Existing Credit Agreement. Capitalized terms used but not defined in this Annex I shall have the meanings assigned thereto in the Existing Credit Agreement or in the Commitment Letter to which this Annex I is attached, as applicable. Except as otherwise set forth below, the Tranche B 2021 Term Facility shall have the terms applicable to term loans issued under the Existing Credit Agreement.

Borrower:	Level 3 Financing, Inc., a Delaware corporation (the “Borrower”) that is a wholly-owned subsidiary of Level 3 Communications, Inc., a Delaware corporation (“Parent”).

Administrative and Collateral Agent:	Bank of America, N.A. will continue to act as the Administrative Agent and Collateral Agent under the Existing Credit Agreement.

Joint Lead Arrangers and Joint Bookrunning Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. will act as joint lead arrangers and joint bookrunning managers for the Tranche B 2021 Term Facility (in such capacity, the “Lead Arrangers”).

Tranche B 2021 Term Lenders:	A syndicate of financial institutions (the “Tranche B 2021 Term Lenders”) arranged by the Lead Arrangers in consultation with Parent and the Borrower.

Tranche B 2021 Term Facility:

A senior secured term loan facility in an aggregate principal amount of not more than (a) $2,400,000,000 less (b) if any Transaction Securities are issued on or prior to the Closing Date, the excess, if any, of (i) the aggregate gross cash proceeds from the issuance of the Transaction Securities over (ii) $600,000,000 (the “Tranche B 2021 Term Facility”). Loans under the Tranche B 2021 Term Facility (the “Tranche B 2021 Term Loans”) will be available in U.S. dollars.

Transactions:	Parent intends to enter into an agreement and plan of merger (together with all exhibits and schedules thereto, and all definitive documentation relating thereto, the “Acquisition Agreement”)

among tw telecom inc., a Delaware corporation (“Saturn”), Saturn Merger Sub 1, LLC, a Delaware limited liability company and a newly formed direct or indirect subsidiary of Parent (“Merger Sub 1”), Saturn Merger Sub 2, LLC, a Delaware limited liability company and a newly formed direct or indirect subsidiary of Parent (“Merger Sub 2”) and Parent. Pursuant to the Acquisition Agreement, Merger Sub 1 will merge with and into Saturn (“Merger 1”), with Saturn surviving as a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent, and the holders of the equity interests in Saturn prior to such merger will receive consideration consisting of a combination of Parent common stock and cash as set forth in the Acquisition Agreement (the foregoing transactions are referred to herein as the “Acquisition”). Immediately after the consummation of Merger 1, Saturn will merge with and into Merger Sub 2 (“Merger 2”), with Merger Sub 2 surviving as a Delaware limited liability company and wholly owned direct or indirect subsidiary of Parent. Immediately after the consummation of Merger 2, Parent will contribute all of the equity interests of Merger Sub 2 to the Borrower, whereby Merger Sub 2 will remain a wholly owned direct or indirect subsidiary of the Borrower (the “Contribution”).

In connection with the Acquisition, (a) Saturn and its subsidiaries will repay or prepay all of their indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or other similar instruments and purchase money indebtedness, other than intercompany debt, capital leases, trade payables, indebtedness of Saturn and its subsidiaries permitted by the Acquisition Agreement to be incurred after the date hereof and to remain outstanding on the Closing Date and other limited indebtedness reasonably satisfactory to the Lead Arrangers (the “Existing Saturn Debt Repayment”), (b) the Borrower will obtain the Tranche B 2021 Term Facility, (c) the Borrower will either (i) issue senior unsecured notes in an aggregate principal amount of not more than $600,000,000 (the “Senior Notes”) in a registered public offering or a Rule 144A offering or other private placement or (ii) if and to the extent that the Borrower does not issue $600,000,000 in aggregate principal amount of the Senior Notes on or prior to the Closing Date (as defined below), on such date borrow not more than (A) $600,000,000 less (B) the aggregate gross cash proceeds from the issuance of the Senior Notes or any other Transaction Securities in aggregate principal amount of loans under the Bridge Facility, (d) Parent will issue the common stock portion of the merger consideration and (e) Parent and the Borrower will pay the fees and expenses incurred in connection with the foregoing.

Annex I-2

The Acquisition, the Existing Saturn Debt Repayment and the other transactions described under this heading or contemplated hereby are collectively referred to as the “Transactions”.

Availability:

The full amount of the Tranche B 2021 Term Facility may be drawn in a single drawing on the date on which the Acquisition is consummated (the “Closing Date”). Amounts borrowed under the Tranche B 2021 Term Facility that are repaid or prepaid may not be reborrowed.

Loan Proceeds Note; Saturn Loan Proceeds Note; Purpose:

On the Closing Date, (a) the Borrower will make a loan to Level 3 Communications, LLC, a Delaware corporation (“Level 3 LLC”), in an aggregate principal amount equal to the aggregate principal amount of the Tranche B 2021 Term Loans, and the Loan Proceeds Note evidencing certain indebtedness owed by Level 3 LLC to the Borrower will be amended, in the manner reasonably satisfactory to the Lead Arrangers, to increase the principal amount thereof by the amount of such loan, (b) Level 3 LLC will make a loan to Saturn in an aggregate principal amount equal to the amount required to finance the Existing Saturn Debt Repayment and payment of fees and expenses in connection with the foregoing, and Saturn will issue and deliver to Level 3 LLC an intercompany note, in form and substance reasonably satisfactory to the Lead Arrangers, evidencing such loan (the “Saturn Loan Proceeds Note”), (c) a portion of the proceeds of the Tranche B 2021 Term Loans and/or the Senior Notes (or, if applicable, the Bridge Facility) will be used, together with cash on hand of Parent and its subsidiaries and of Saturn and its subsidiaries, to pay the cash portion of the consideration under the Acquisition Agreement and (d) Parent and the Borrower shall pay fees and expenses relating to the Transactions. To finance the payments referred to in clauses (c) and (d) of the foregoing sentence, Level 3 LLC may use a portion of the proceeds of the loan referred to in clause (a) of the foregoing sentence to repay a portion of the Parent Intercompany Note.

Senior Notes Proceeds Note:

Upon the issuance of any Senior Notes or other Transaction Securities of the Borrower (or, with respect to any Senior Notes or other Transaction Securities of the Borrower issued prior to the Closing Date, on the Closing Date), the Borrower will make a loan to Level 3 LLC in an aggregate principal amount equal to the aggregate principal amount of the Senior Notes or such other Transaction Securities so issued in return for an intercompany demand note, in form and substance consistent with past practice,

Annex I-3

evidencing such loan (each, a “Senior Notes Proceeds Note”).

The Parent Intercompany Note (as defined in the Existing Notes (as defined in the Existing Credit Agreement) of the Borrower) shall be subordinated in right of payment to the right of the Borrower to payment under any Senior Notes Proceeds Note on terms identical to the subordination of the Parent Intercompany Note to the proceeds notes (the “Offering Proceeds Notes”) issued in respect of the Existing Notes of the Borrower. Each Senior Notes Proceeds Note shall be subordinated in right of payment to the right of the Borrower to payment under the Loan Proceeds Note on terms identical to the subordination of the Offering Proceeds Notes to the Loan Proceeds Note.

Interest Rates:	The interest rates under the Tranche B 2021 Term Facility will be, at the option of the Borrower, (a) LIBO Rate plus 3.00% or (b) Alternate Base Rate plus 2.00%.

For purposes of the Tranche B 2021 Term Facility, “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% per annum and (c) the LIBO Rate from time to time for an interest period of one month plus 1.00% per annum.

The LIBO Rate shall be subject to a “floor” of 0.75-1.00%, and the Alternate Base Rate shall be subject to a “floor” of 1.75-2.00%.

The Borrower may select interest periods of one, two, three or six months for LIBO Rate borrowings.

Interest will be payable in arrears (a) in the case of LIBO Rate borrowings, at the end of each interest period and, in the case of any interest period longer than three months, at the end of each three months and (b)  in the case of Alternate Base Rate borrowings, on March 31, June 30, September 30 and December 31 of each year and, in each case, upon repayment or prepayment of any Tranche B 2021 Term Loan on the amount repaid or prepaid.

Amounts not paid when due will bear interest (a) in the case of overdue principal, the applicable interest rate plus 2.00% per annum and (b) in the case of any other overdue amount, the interest rate applicable to Alternate Base Rate loans plus 2.00% per annum.

Annex I-4

Calculation of Interest:	All interest will be computed on the basis of the actual number of days elapsed in a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed.

Upfront Fees/OID:	0.50%.

Cost and Yield Protection:	As set forth in the Existing Credit Agreement.

Maturity:	Seven years from the Closing Date.

Scheduled Amortization:	None.

Mandatory Prepayments:

As set forth in the Existing Credit Agreement, consisting of: (a) prepayments with 100% of Net Available Proceeds from Asset Dispositions not reinvested or applied to prepay Indebtedness, in each case as permitted under the Existing Credit Agreement, to the extent such Net Available Proceeds exceed $10,000,000; (b) prepayments with 100% of any payment or prepayment of the Loan Proceeds Note; and (c) prepayments upon the occurrence of a Change of Control Triggering Event.

Tranche B 2021 Term Loans will participate in the mandatory prepayments ratably with the other Classes of Loans outstanding under the Existing Credit Agreement.

Mandatory prepayments will be made without premium or penalty, subject to reimbursement of the Tranche B 2021 Term Lenders’ redeployment costs in the case of prepayment of any LIBOR loan other than on the last day of the interest period applicable thereto. Any Lender will be permitted, on the terms set forth in the Existing Credit Agreement, to decline a portion of any mandatory prepayment otherwise due to it.

Optional Prepayments:

Optional prepayments, in whole or in part, of Tranche B 2021 Term Loans will be permitted at any time, without premium or penalty, in each case, subject to reimbursement of the Tranche B 2021 Term Lenders’ redeployment costs in the case of prepayment of any LIBOR loan other than on the last day of the interest period applicable thereto; provided that in the event that all or any portion of the Tranche B 2021 Term Loans are repaid from the incurrence of bank indebtedness or repriced (or effectively refinanced) through any amendment of the Tranche B 2021 Term Facility such that the Weighted Average Yield thereof is less than the Weighted Average Yield applicable to the Tranche B 2021 Term Loans at the time of the initial borrowing thereof, each Tranche B 2021 Term

Annex I-5

Lender will be paid a premium in an amount equal to 1.0% of the amount of such Tranche B 2021 Term Loans repaid or repriced (or effectively refinanced), if such repayment or repricing (or effective refinancing) occurs prior to the six-month anniversary of the Closing Date.

“Weighted Average Yield” means, with respect to any Tranche B 2021 Term Loan or other indebtedness, the weighted average yield to stated maturity of such Tranche B 2021 Term Loan or other indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable with respect thereto and to any interest rate benchmark floor (with the Weighted Average Yield being deemed increased by the amount by which any such floor exceeds the applicable interest rate benchmark on the date of the determination), but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof. Determinations of the Weighted Average Yield of any Tranche B 2021 Term Loans or other indebtedness shall be made by the Administrative Agent in a manner determined by it to be consistent with accepted financial practice (but not with an assumed maturity of more than 4 years), and any such determination shall be conclusive.

Optional prepayments will be applied to the Tranche B 2021 Term Loans and any other Classes of Loans outstanding under the Existing Credit Agreement in the manner directed by the Borrower.

Guarantors:

The obligations under the Tranche B 2021 Term Facility will be guaranteed (a) on the Closing Date by (i) Parent, (ii) Broadwing, LLC, (iii) BTE Equipment, LLC, (iv) Level 3 Enhanced Services, LLC and (v) Level 3 International, Inc. and (b) subject to receipt of applicable regulatory approvals, by (i) Level 3 Communications, LLC (“Level 3 LLC”), (ii) TelCove Operations, LLC, (iii) Broadwing Communications, LLC, (iv)  WilTel Communications, LLC, (v) Global Crossing Telecommunications, Inc., (vi) Saturn and each material (as determined in accordance with the Existing Credit Agreement) domestic subsidiary of Saturn, (vii) each other material (as determined in accordance with the Existing Credit Agreement) domestic subsidiary of Parent, and (viii) each subsidiary of Parent that guarantees or is required to guarantee the Existing Credit Agreement after the Closing Date. Each of the Guarantors of the Tranche B 2021 Term Facility is herein referred to as a “Tranche B 2021 Term Facility Guarantor”

Annex I-6

and its guarantee is referred to herein as a “Tranche B 2021 Term Facility Guarantee”.

The Tranche B 2021 Term Facility Guarantee of any Tranche B 2021 Term Facility Guarantor will rank on a pari passu basis with the guarantee of such Guarantor of Loans of any other Class under the Existing Credit Agreement. Subject to receipt of regulatory approval with respect to guarantees by Tranche B 2021 Term Facility Guarantors that are Regulated Guarantor Subsidiaries, on and after the Closing Date, the Tranche B 2021 Term Facility Guarantors shall consist at all times of the same entities as are guarantors under the Existing Credit Agreement.

Security:

The obligations under the Tranche B 2021 Term Facility and the Tranche B 2021 Term Facility Guarantees will be secured (a) on the Closing Date by substantially all assets of (i) the Borrower (including pledges of the Loan Proceeds Note, the Bridge Loan Proceeds Note, the Saturn Loan Proceeds Note and any Senior Notes Proceeds Note) (ii) Parent, (iii) BTE Equipment, LLC, (iv) Level 3 Enhanced Services, LLC and (v) Level 3 International, Inc. and (b) subject to receipt of applicable regulatory approvals, by substantially all assets of (i) Broadwing, LLC, (ii) Level 3 LLC, (iii) TelCove Operations, LLC, (iv) Broadwing Communications, LLC, (v) WilTel Communications, LLC, (vi) Global Crossing Telecommunications, Inc., (vii) Saturn and each material (as determined in accordance with the Existing Credit Agreement) domestic subsidiary of Saturn, (viii) each other material (as determined in accordance with the Existing Credit Agreement) domestic subsidiary of Parent and (ix) each subsidiary of Parent whose assets secure or are required to secure the Existing Credit Agreement after the Closing Date. Notwithstanding the foregoing, the collateral for the Tranche B 2021 Term Facility and the Tranche B 2021 Term Facility Guarantees shall exclude assets of the type excluded by, and otherwise be subject to the limitations in respect of attachment and perfection set forth in, the Existing Credit Agreement and the related collateral documents.

Liens securing the Tranche B 2021 Term Facility and the Tranche B 2021 Term Facility Guarantees will be pari passu with liens securing Loans of any other Class under the Existing Credit Agreement. Subject to receipt of regulatory approval with respect to liens on the assets of Tranche B 2021 Term Facility Guarantors that are Regulated Grantor Subsidiaries, on and after the Closing Date, the Tranche B 2021 Term Facility and the Tranche B 2021 Term Facility Guarantees shall at all times be secured by the same assets as secure the Existing Credit Agreement.

Annex I-7

Conditions Precedent to Borrowing:

Subject to the Documentation Principles and the Funds Certain  Provisions, the making of the Tranche B 2021 Term Loans will be subject to (a) prior written notice of borrowing, (b) the accuracy of representations and warranties with respect to corporate existence, power and authority, the due authorization, execution, delivery and enforceability of the Loan Documents, the validity, priority and perfection of liens, solvency, PATRIOT ACT, anti-corruption laws and trade sanctions, no conflicts with organizational documents, no consent from governmental authorities (that has not been obtained) to the advance of the funds under the Facilities Documentation, Federal Reserve margin regulations and the Investment Company Act and (c) the conditions precedent set forth in Annex III to the Commitment Letter and the other conditions precedent set forth or referred to in Section 5 of the Commitment Letter.

Representations and Warranties:

Subject to the Documentation Principles and the Funds Certain Provisions, the same (subject to appropriate changes necessary to give effect to the Transactions) as those set forth in the Existing Credit Agreement, consisting of representations and warranties with respect to organization; powers; authorization; enforceability; governmental approvals; no conflicts; financial condition; no material adverse change; properties; litigation and environmental matters; compliance with laws and agreements; investment company status; taxes; ERISA; disclosure; subsidiaries; insurance; labor matters; intellectual property; security interests; FCC compliance; qualified credit facility; senior indebtedness; and solvency, and, in addition, PATRIOT Act, anti-corruption laws and trade sanctions.

Affirmative Covenants:

The same (subject to appropriate changes necessary to give effect to the Transactions) as those set forth to the Existing Credit Agreement, consisting of covenants with respect to financial statements and other information; notices of material events; information regarding collateral; existence; conduct of business; payment of taxes; maintenance of properties; insurance; casualty and condemnation; annual information meeting; compliance with laws; use of proceeds; guarantee and collateral requirement; further assurances; and guarantee permit condition and collateral permit condition.

Negative Covenants:

The same (subject to appropriate changes necessary to give effect to the Transactions) as those set forth in the Existing Credit Agreement, consisting of covenants with respect to limitations on consolidated debt; limitations on indebtedness of the Borrower and Borrower restricted subsidiaries; limitations on restricted

Annex I-8

payments; limitations on dividend and other payment restrictions affecting restricted subsidiaries; limitations on liens; limitations on sales and leaseback transactions; limitations on asset dispositions; limitations on issuance and sales of capital stock of restricted subsidiaries; transactions with affiliates; limitations on designations of unrestricted subsidiaries; limitations on actions with respect to existing intercompany obligations and with respect to the Bridge Loan Proceeds Note, the Senior Notes Proceeds Notes and the Saturn Loan Proceeds Note; limitations on consolidation, merger, conveyance transfer or lease; and amendments to permitted first lien indebtedness and permitted first lien refinancing indebtedness.

Financial Covenants:	None.

Events of Default:	As set forth in the Existing Credit Agreement.

Assignments and Participations:	As set forth in the Existing Credit Agreement.

Waivers and Amendments:	As set forth in the Existing Credit Agreement.

Expenses and Indemnification:	As set forth in the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Lead Arrangers:	Cravath, Swaine & Moore LLP (and such local or regulatory counsel as may be selected by the Lead Arrangers).

Annex I-9

ANNEX II-A
CONFIDENTIAL

Project Saturn

$600,000,000 Senior Unsecured Bridge Facility

Summary of Terms and Conditions

Capitalized terms used but not defined in this Annex II-A shall have the meanings assigned thereto in the Commitment Letter to which this Annex II-A is attached.

Borrower:	Level 3 Financing, Inc., a Delaware corporation (the “Borrower”) that is a wholly-owned subsidiary of Level 3 Communications, Inc., a Delaware corporation (“Parent”).

Administrative Agent:	An affiliate of Citigroup Global Markets Inc. will act as the administrative agent under the Bridge Facility (as defined below) (in such capacity, the “Administrative Agent”).

Joint Lead Arrangers and Joint Bookrunning Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. will act as joint lead arrangers and joint bookrunning managers for the Bridge Facility (in such capacity, the “Lead Arrangers”).

Bridge Lenders:	A syndicate of financial institutions (the “Bridge Lenders”) arranged by the Lead Arrangers in consultation with Parent and the Borrower.

Bridge Facility:

A senior unsecured bridge facility in an aggregate principal amount of not more than (a) $600,000,000 minus (b) the aggregate gross proceeds of (i) any Senior Notes or any other Transaction Securities issued on or prior to the Closing Date and (ii) any gross proceeds of the Tranche B 2021 Term Facility in excess of $2,400,000,000 (the “Bridge Facility”). Loans under the Bridge Facility (the “Bridge Loans”) will be available in U.S. dollars.

Availability:	The full amount of the Bridge Facility may be drawn in a single drawing on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed

Bridge Loan Proceeds Note; Saturn Loan Proceeds Note; Purpose:

On the Closing Date, (a) the Borrower will make a loan to Level 3 LLC in an aggregate principal amount equal to the aggregate principal amount of the Bridge Loans in return for an intercompany demand note, in form and substance consistent with past practice (the “Bridge Loan Proceeds Note”), in a principal amount equal to the aggregate principal amount of the Bridge Loans, (b) Level 3 LLC will make a loan to Saturn in an aggregate principal amount equal to the amount required to finance the Existing Saturn Debt Repayment and payment of fees and expenses in connection with the foregoing, and Saturn will issue and deliver to Level 3 LLC the Saturn Loan Proceeds Note, (c) a portion of the proceeds of the Tranche B 2021 Term Loans and/or the Bridge Facility (or, if applicable, the Senior Notes) will be used, together with cash on hand of Parent and its subsidiaries and of Saturn and its subsidiaries, to pay the cash portion of the consideration under the Acquisition Agreement and (d) Parent and the Borrower shall pay fees and expenses relating to the Transactions (and, to finance such payment and the payments pursuant to clause (c), Level 3 LLC may use a portion of the loan from the Borrower to repay a portion of the Parent Intercompany Note).

The Parent Intercompany Note shall be subordinated in right of payment to the right of the Borrower to payment under the Bridge Loan Proceeds Note on terms identical to the subordination of the Parent Intercompany Note to the Offering Proceeds Notes. The Bridge Loan Proceeds Note shall be subordinated in right of payment to the right of the Borrower to payment under the Loan Proceeds Note on terms identical to the subordination of the Offering Proceeds Notes to the Loan Proceeds Note.

Interest Rate:

Until the earlier of (a) the first anniversary of the Closing Date and (b) a Demand Failure Event (as defined in the Fee Letter) (such earlier date being referred to as the “Conversion Date”), the Bridge Loans will bear interest at a floating rate, reset quarterly (the “Interest Rate”), as follows: (i) for the first 90 days after the Closing Date, the Bridge Loans will bear interest at a rate per annum equal to the LIBO Rate for a three-month interest period (subject to a LIBO Rate “floor” of 1.00% per annum) plus 425 basis points (collectively, the “Applicable Rate”) and (ii) thereafter, interest on the Bridge Loans will be payable at a floating rate per annum equal to the greater of the following, reset at the beginning of each 90-days period: (A) the Applicable Rate as of such reset date and (B) the interest rate (excluding the Spread, if any) applicable during the prior 90-day period, in each case plus the Spread. The “Spread” will initially be 50 basis points and will increase by an additional 50 basis points every 90 days thereafter. Notwithstanding the foregoing, at no time will the Interest Rate on the Bridge Loans exceed the Total Cap (as defined in the Fee Letter) (plus default interest, if any).

From and after the Conversion Date, the Bridge Loans will bear interest at a fixed rate per annum equal to the Total Cap (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period, on the date of any prepayment or repayment of the Bridge Loans on the amount prepaid or repaid and on the

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Conversion Date.  From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment or repayment of the Bridge Loans on the amount prepaid or repaid.

Any amount not paid when due shall bear interest at a rate equal to the Interest Rate plus 200 basis points. In no event shall the interest rate in effect at any time exceed the highest lawful rate permitted under applicable law.

Calculation of Interest:	All interest will be computed on the basis of the actual number of days elapsed in a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed.

Maturity:	12 months from the Closing Date (the “Bridge Loan Maturity Date”).

Mandatory Prepayments:

The Borrower will prepay the Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (a) the net cash proceeds from the issuance of any debt securities of Parent or any of its subsidiaries; (b) the net cash proceeds from any capital contribution or the sale or issuance by Parent or any of its subsidiaries of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock (other than issuances to employees as compensation); and (c) subject to prepayment requirements under the Existing Credit Agreement, the net cash proceeds from insurance proceeds or asset sales by Parent or any of its subsidiaries.  Notwithstanding the foregoing, the Borrower only will be required to apply the portion of any net proceeds described in the immediately preceding sentence to prepay the Bridge Loans that may be so applied in compliance with the Existing Credit Agreement, the Existing Notes and the indentures governing the Existing Notes.

Any proceeds from the sale of Permanent Securities funded or purchased by an Initial Lender or one or more of its affiliates will be applied, first, to refinance the Bridge Loans held at that time by such Initial Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments.

Optional Prepayment:	The Bridge Loans may be prepaid, without premium or penalty, in whole or in part, upon written notice at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Guarantors:	The obligations under the Bridge Loans will be guaranteed (a) on the Closing Date by Parent and (b) subject to receipt of applicable regulatory approvals, by (i) Level 3 Communications, LLC (“Level 3

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LLC”) and (ii) each other subsidiary of Parent that guarantees any of the Existing Notes of the Borrower.  Each of the Guarantors of the Bridge Facility is herein referred to as a “Bridge Facility Guarantor” and its guarantee is referred to herein as a “Bridge Facility Guarantee”.

Parent and Level 3 LLC currently are the only guarantors of the Existing Notes of the Borrower.  Level 3 LLC is a Regulated Guarantor Subsidiary and, accordingly, regulatory approvals will be required for Level 3 LLC to guarantee the Bridge Facility.

Ranking:

The Bridge Loans will be unsecured senior obligations of the Borrower, ranking pari passu with or senior to all other unsecured obligations of the Borrower, including obligations under the Existing Credit Agreement and the Existing Notes of the Borrower.  The Bridge Facility Guarantees will be unsecured senior obligations of each Bridge Facility Guarantor, ranking pari passu with or senior to all other unsecured obligations of such Bridge Facility Guarantor, including the guarantee of the obligations under the Existing Credit Agreement and the Existing Notes of the Borrower by such Bridge Facility Guarantor.

Change of Control:

In the event of a Change of Control Triggering Event (as defined in the indenture governing the Borrower’s 6.125% Senior Notes due 2021 (the “2021 Notes”)), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment plus a prepayment fee equal to 1% of such outstanding principal amount.  Prior to making any such offer, the Borrower will, within 30 days of the Change of Control Triggering Event, repay all obligations under the Existing Credit Agreement or obtain any required consent of the Lenders under the Existing Credit Agreement to make such prepayment of the Bridge Loans.

Conversion into Rollover Loans:

If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Bridge Loan Maturity Date, the principal amount of the Bridge Loans outstanding on the Bridge Loan Maturity Date shall, subject to the conditions precedent set forth in Annex II-B to the Commitment Letter, be converted into unsecured senior rollover loans with a maturity of seven years from the Bridge Loan Maturity Date (the “Rollover Loans”) and otherwise having the terms set forth in Annex II-B to the Commitment Letter. On or after the Bridge Loan Maturity Date, each Bridge Lender will have the right to exchange the outstanding Rollover Loans held by it for unsecured senior exchange

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notes (the “Exchange Notes”) of the Borrower having the terms set forth in Annex II-C to the Commitment Letter.

The Bridge Loans, the Rollover Loans, the Exchange Notes and the respective guarantees thereof shall be pari passu for all purposes.

Conditions Precedent:

Subject to the Documentation Principles and the Funds Certain Provisions, the making of the Bridge Loans will be subject to (a) prior written notice of borrowing, (b) the accuracy of representations and warranties with respect to corporate existence, power and authority, the due authorization, execution, delivery and enforceability of the Loan Documents, the validity, priority and perfection of liens, solvency, PATRIOT ACT, anti-corruption laws and trade sanctions, no conflicts with organizational documents, no consent from governmental authorities (that has not been obtained) to the advance of the funds under the Facilities Documentation, Federal Reserve margin regulations and the Investment Company Act and (c) the conditions precedent set forth in Annex III to the Commitment Letter and the other conditions precedent set forth or referred to in Section 5 of the Commitment Letter.

Bridge Facility Documentation:

Subject to the Funds Certain Provisions and the Documentation Principles, the Facilities Documentation for the Bridge Facility shall contain those terms and conditions set forth in the Commitment Letter, and shall otherwise contain representations and warranties, covenants, events of default, cost and yield protection and waiver and consent provisions substantially consistent with the Tranche B 2021 Term Facility, in each case, subject to (a) changes to add customary securities demand and cooperation covenants, including a covenant for the Borrower to use its best efforts to refinance the Bridge Facility with the proceeds of the Permanent Securities as promptly as practicable following the Closing Date, and (b) changes (taking into account reasonable business requirements of Parent and its subsidiaries) to make more restrictive the covenants in the Tranche B 2021 Term Facility related to (i) restricted payments, including, to the greatest extent possible under the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant set forth in the indentures governing any of the Existing Notes, the ability of the Borrower to pay dividends or otherwise transfer property or assets to Parent prior to the Bridge Loan Maturity Date (other than to pay interest and principal in respect of existing indebtedness as it becomes due and incur related expenses) and (ii) investments.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part in compliance with applicable law to

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their affiliates (other than natural persons), approved funds or one or more banks or other financial institutions that are “Eligible Assignees” (to be defined), subject to delivery of notice of such assignment to the Administrative Agent. The Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, interest rate and maturity date.

Expenses and Indemnification:

In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, Parent or the Borrower will pay all reasonable costs and expenses of the Lead Arrangers and the Administrative Agent associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including the legal fees and expenses of counsel to the Lead Arrangers, regardless of whether or not the Bridge Facility is closed. Parent or the Borrower will also pay the expenses of each Bridge Lender in connection with the enforcement of any of the loan documentation related to the Bridge Facility.

Parent and the Borrower will jointly and severally indemnify each of the Lead Arrangers, the Administrative Agent and the Bridge Lenders, and each Related Party of any of the foregoing, and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arrangers, the Administrative Agent or any Bridge Lender is a party thereto) that relates to the Transactions or any transactions related thereto, except to the extent determined by a final judgment of a court of competent jurisdiction to have arisen solely from such person’s gross negligence or willful misconduct.

Governing Law and Forum:	New York.

Counsel for the Lead Arrangers:	Cravath, Swaine & Moore LLP (and such local or regulatory counsel as may be selected by the Lead Arrangers).

Fees:	As provided in the Fee Letter.

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ANNEX II-B
CONFIDENTIAL

Project Saturn

$600,000,000 Senior Unsecured Rollover Facility

Summary of Terms and Conditions

Capitalized terms used but not defined in this Annex II-B shall have the meanings assigned thereto in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Level 3 Financing, Inc., a Delaware corporation (the “Borrower”) that is a wholly-owned subsidiary of Level 3 Communications, Inc., a Delaware corporation (“Parent”).

Rollover Facility:

A senior unsecured rollover facility in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Bridge Loan Maturity Date (the “Rollover Facility”). Loans under the Rollover Facility (the “Rollover Loans”) will be available in U.S. dollars. Subject to the conditions precedent set forth below, the Rollover Facility will be available to the Borrower to refinance the Bridge Loans on the Bridge Loan Maturity Date. The Rollover Facility will be governed by the definitive documents for the Bridge Facility and, except as set forth below, shall have the same terms as the Bridge Facility (including with respect to Optional Prepayments).

Interest Rate:	The Rollover Loans shall bear interest at a fixed rate per annum equal to the interest borne by the Bridge Loans on the day immediately preceding the Bridge Loan Maturity Date.

Any amount not paid when due shall bear interest at a rate equal to the interest rate referred to above plus 200 basis points. In no event shall the interest rate in effect at any time exceed the highest lawful rate permitted under applicable law.

Calculation of Interest:	All interest will be computed on the basis of the actual number of days elapsed in a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed

Maturity:	Seven years from the Bridge Loan Maturity Date.

Guarantors:	Same as under the Bridge Facility.

Ranking:	Same as the Bridge Loans.

Conditions Precedent to Rollover:	The ability of the Borrower to refinance any Bridge Loans with Rollover Loans is subject to the following conditions being satisfied:

(a) at the time of any such refinancing, there shall exist no payment or bankruptcy Event of Default;

(b) all fees due to the Lead Arrangers and the Initial Bridge Lenders shall have been paid in full;

(c) the Bridge Lenders shall have received promissory notes evidencing the Rollover Loans (if requested) and such other documentation as shall be set forth in the loan documents; and

(d) no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Assignments and Participations:

The Bridge Lenders shall have the right to assign their interest in any Rollover Loans in whole or in part in compliance with applicable law to their affiliates (other than natural persons), approved funds or one or more banks or other financial institutions that are “Eligible Assignees” (to be defined), subject to delivery of notice of such assignment to the Administrative Agent. The Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, interest rate and maturity date.

Rollover Covenants:	From and after the Bridge Loan Maturity Date, the covenants applicable to the Rollover Loans will conform to those applicable to the 2021 Notes.

Governing Law and Forum:	New York.

Expenses and Indemnification:	Same as the Bridge Facility.

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Fees:	As provided in the Fee Letter.

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ANNEX II-C

CONFIDENTIAL

Project Saturn

$600,000,000 Senior Unsecured Exchange Notes

Summary of Terms and Conditions

Capitalized terms used but not defined in this Annex II-C shall have the meanings assigned thereto in the Commitment Letter to which this Annex II-C is attached.

Issuer:	Level 3 Financing, Inc., a Delaware corporation (in its capacity as issuer, the “Issuer”) that is a wholly-owned subsidiary of Level 3 Communications, Inc., a Delaware corporation (“Parent”).

Exchange Notes:

At any time on or after the Bridge Loan Maturity Date, the Rollover Loans due to the Bridge Lenders holding not less than $10,000,000 of the outstanding Rollover Loans may, at the option of such Bridge Lenders, be exchanged for an equal principal amount of Exchange Notes. The Issuer will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Issuer will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Exchange Notes and the Indenture will be fully executed and deposited into escrow at the closing of the Bridge Loans. The Indenture will be in substantially the form attached as an exhibit to the definitive agreement for the Bridge Facility. The Indenture will include provisions substantially similar to those in the indenture for the 2021 Notes. Except as expressly set forth in this Annex II-C, the Exchange Notes shall have the same terms as the Rollover Loans.

Maturity:	Seven years from the Bridge Loan Maturity Date.

Interest Rate:

The Exchange Notes shall bear interest at a fixed rate per annum equal to the interest borne by the Bridge Loans on the day immediately preceding the Bridge Loan Maturity Date (plus the Special Interest (as defined below), if any).

Any amount not paid when due shall bear interest at a rate equal to the interest rate referred to above plus 200 basis points. In no event shall the interest rate in effect at any time exceed the highest lawful rate permitted under applicable law.

Interest on the Exchange Notes will be calculated on the basis of a 360-day year of 12 30-day months, and will be payable semi-annually in arrears.

Optional Redemption:

The Exchange Notes will not be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date (subject to a 35% equity clawback until the third anniversary of the Closing Date and a customary make-whole redemption provision at the treasury rate plus 0.50%) and will be redeemable (a) on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date at par plus accrued interest plus a premium equal to 75% of the coupon, (b) on or after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date at par plus accrued interest plus a premium equal to 50% of the coupon, (c) on or after the fifth anniversary of the Closing Date but prior to the sixth anniversary of the Closing Date at par plus accrued interest plus a premium equal to 25% of the coupon and (d) on or after the sixth anniversary of the Closing Date at par plus accrued interest.

Mandatory Offer to Repurchase:	Substantially consistent with the indenture for the 2021 Notes.

Guarantors:	Same as under as the Bridge Facility.

Ranking:	Same as the Bridge Loans.

Registration Rights:

The Issuer shall file within 180 days after the date of the first issuance of Exchange Notes (the “Issue Date”) and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a registration statement (the “Exchange Offer Registration Statement”) relating to an exchange offer (the “Registered Exchange Offer”) whereby Parent, the Issuer and the Bridge Facility Guarantors will offer registered notes having terms identical to the Exchange Notes in exchange for all outstanding Exchange Notes.

In the event that the Exchange Offer Registration Statement is not declared effective within 270 days following the Issue Date, or the Registered Exchange Offer is not consummated within the later of (a) 300 days following the Issue Date and (b) 30 business days following the initial effectiveness date of the Exchange Offer Registration Statement, the Issuer shall (i)  as promptly as practicable, file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the Exchange Notes, (ii)  use commercially reasonable efforts to cause the Shelf

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Registration Statement to be declared effective under the Securities Act and (iii) use commercially reasonable efforts to keep the Shelf Registration Statement effective until two years after its effective date.

If (a) on or prior to 180 days after the Issue Date, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Securities and Exchange Commission, (b) on or prior to 270 days after the Issue Date, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective, (c) on or prior to the later of (i) 300 days after the Issue Date and (ii) 30 business days after the initial effectiveness date of the Exchange Offer Registration Statement, neither the Registered Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or (d)  after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain expectations) in connection with resales of the Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (a) through (d), a “Registration Default”), interest (“Special Interest”) will accrue on the principal amount of the Exchange Notes (in addition to the stated interest on the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of such Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum.

Governing Law and Forum:	New York.

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ANNEX III

CONFIDENTIAL

Project Saturn

$2,400,000,000 Senior Secured Tranche B 2021 Term Loan Facility

$600,000,000 Senior Unsecured Bridge Facility

Summary of Additional Conditions Precedent

The availability of the Facilities shall be subject to the satisfaction or waiver of the following additional conditions precedent. Capitalized terms used but not defined in this Annex III shall have the meanings assigned thereto in the Commitment Letter to which this Annex III is attached.

1.                                  Acquisition. The Acquisition shall have been consummated, or substantially concurrently with the borrowing under the Facilities shall be consummated, in accordance with the Acquisition Agreement; provided that, without the prior consent of the Lead Arrangers, no provision of the Acquisition Agreement shall have been amended, supplemented or otherwise modified, and no consent thereunder shall have been given by Parent, and no provision thereof shall have been waived by Parent, in each case in a manner that is material and adverse to the interests of the Lenders. The Specified Acquisition Agreement Representations shall be true and correct in all material respects. Merger 2 and the Contribution shall have been consummated, or substantially concurrently with the borrowing under the Facilities shall be consummated.

2.                                  Existing Saturn Debt Repayment. Saturn and its subsidiaries shall have consummated, or substantially concurrently with the borrowing under the Facilities shall consummate (or arrangements therefor reasonably satisfactory to the Lead Arrangers shall have been made, including defeasance of any bond debt or other satisfaction and discharge of bond debt that has been irrevocably called for redemption, but not yet redeemed, so long as cash in an amount sufficient to effect such defeasance or satisfaction and discharge shall have been irrevocably deposited with the trustee for such bond debt and Saturn’s and its subsidiaries’ obligations under the indentures governing such bond debt shall be deemed to be discharged on the Closing Date pursuant to the terms of the applicable indentures), the Existing Saturn Debt Repayment, and all commitments and all liens and guarantees relating thereto shall have been, or substantially concurrently with the borrowing under the Facilities shall be, discharged, terminated or released. After giving effect to the Transactions, Saturn and its subsidiaries shall have no indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or other similar instruments or purchase money indebtedness, other than intercompany debt, capital leases, trade payables, indebtedness of Saturn and its subsidiaries permitted by the Acquisition Agreement to be incurred after the date hereof and to remain outstanding on the Closing Date and other limited indebtedness reasonably agreed upon by Parent and the Lead Arrangers.

3.                                  No Conflicts. The incurrence of indebtedness under the Facilities, including the liens and guarantees provided in connection therewith as set forth in the Commitment Letter, and the consummation of the other Transactions, will not result in a default or event of default under the Existing Credit Agreement, the Existing Notes and the indentures governing the Existing Notes and the Lead Arrangers shall have received a usual and customary no conflicts opinion (consistent with the form delivered in connection with the Existing Credit Agreement) in respect of the Existing Credit Agreement, the Existing Notes and the indentures governing the Existing

Notes and a certificate of the chief financial officer of Parent certifying as to the methodology and details of calculation of such incurrence as evidence of the foregoing showing compliance.

4.                                  Financial Statements. Parent and Saturn shall have made all annual and quarterly filings required to be made by them pursuant to the Securities and Exchange Act of 1934, as amended, and the Lead Arrangers shall have received (a) audited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of each of Parent and Saturn for each of the three fiscal years most recently ended at least 90 days prior to the Closing Date, which shall be prepared in accordance with U.S. GAAP, (b) unaudited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of each of Parent and Saturn for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date, which shall be prepared in accordance with U.S. GAAP, and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of Parent as of the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to clause (a) and (b) above and for the four consecutive fiscal quarters then ended, prepared after giving effect to the Transactions and the other transactions contemplated hereby as if they had occurred as of the last day thereof (in each case of such balance sheet) or at the beginning of the four consecutive fiscal quarter period then ended (in the case of such statement of operations), in each case meeting the requirements of Regulation S-X for Form S-1 registration statements (but excluding information required by Rule 3-10 under Regulation S-X).

5.                                  Guarantee and Collateral Matters. Subject to the Documentation Principles, the Lead Arrangers shall have received UCC, tax and judgment lien searches with respect to the Borrower, Parent and each Tranche B 2021 Term Facility Guarantor and each Bridge Facility Guarantor. Within fifteen business days of the date of the Acquisition Agreement (provided that, in the case of Saturn, to the extent that the information necessary to complete such filings is not then reasonably available, Saturn shall make such filings as soon as reasonably practicable thereafter upon such information becoming available), Parent and Saturn shall have made all filings required with respect to any regulatory approvals necessary to consummate borrowings under the Tranche B 2021 Term Loan Facility and the Bridge Facility, in each case in the amounts contemplated by the Commitment Letter, including to provide a Tranche B 2021 Term Facility Guarantee by each Tranche B 2021 Term Facility Guarantor, a Bridge Facility Guarantee by each Bridge Facility Guarantor and collateral with respect to the Tranche B 2021 Term Loan Facility by each Tranche B 2021 Term Facility Guarantor. The Tranche B 2021 Term Facility Guarantees (in the case of the Tranche B 2021 Term Facility) and the Bridge Facility Guarantees (in the case of the Bridge Facility) shall have been executed and be in full force and effect (and all material governmental authorizations and consents required in order for any regulated subsidiary of Parent or Saturn that is required to provide a Tranche B 2021 Term Facility Guarantee or a Bridge Facility Guarantee, as the case may be, shall have been obtained and shall be in full force and effect); provided that, with respect to any Tranche B 2021 Term Facility Guarantee or any Bridge Facility Guarantee, in each case, by any entity that is a Regulated Guarantor Subsidiary as defined in the Existing Credit Agreement (a “Regulated Entity”), if Parent and the Borrower shall have endeavored, and caused each Regulated Entity to have endeavored (or, in the case of Saturn or any subsidiary thereof, used commercially reasonable efforts to cause it to endeavor), in good faith using commercially reasonable efforts to cause such authorizations and consents to be obtained prior to the Closing Date, but such

Annex III-2

authorizations and consents for a Regulated Entity have not been obtained, then the guarantees by such entity (and related governmental authorizations and consents) shall not constitute a condition precedent to borrowing under the Facilities but Parent, the Borrower and Saturn shall continue (and the Facilities Documentation shall require Parent, the Borrower and Saturn to so continue) to endeavor, and cause each Regulated Entity to continue to endeavor, in good faith using commercially reasonable efforts to cause such approvals to be obtained by the earliest practicable date. For purposes of the immediately preceding sentence, the requirement that Parent, the Borrower, Saturn or any Regulated Entity use “commercially reasonable efforts” shall not be deemed to require it to make material payments in excess of normal fees and costs to or at the direction of governmental authorities or to change the manner in which it conducts its business in any respect that the management of Parent (or, prior to the Closing Date, of Saturn, as applicable) shall determine in good faith to be adverse or materially burdensome. All documents and instruments required to create and perfect the pledges of, and security interests and mortgages in, the collateral as set forth in Annex I to the Commitment Letter shall have been executed and delivered and, if applicable, be in proper form for filing; provided that, except with respect to the creation and perfection of security interests in the pledged equity interests of the domestic subsidiaries of Parent or Saturn, as the case may be, and other assets a lien on which may be perfected by the filing of a financing statement under the Uniform Commercial Code, to the extent the security interest in any collateral is not provided or perfected on the Closing Date after Parent’s use of commercially reasonable efforts to do so, the delivery or perfection thereof shall not constitute a condition precedent to the borrowing under the Facilities but shall be required to be accomplished as promptly as practicable after the Closing Date (and in any event no later than the date to be mutually agreed upon by Parent and the Lead Arrangers); provided further that, with respect to any pledge, security interest or mortgage of assets of a Regulated Grantor Subsidiary requiring regulatory authorization or consent, if Parent and the Borrower shall have endeavored, and caused each Regulated Grantor Subsidiary to have endeavored (or, in the case of Saturn or any subsidiary thereof, used commercially reasonable efforts to cause it to endeavor), in good faith using commercially reasonable efforts to cause such regulatory authorization or consent to be obtained by the Closing Date, but such authorization or consent has not been obtained, then the pledge of, and security interest and mortgage in, the assets for which the required authorization or consent has not been obtained shall not constitute a condition precedent to borrowing under the Facilities but Parent, the Borrower and Saturn shall continue to endeavor, and cause each Regulated Grantor Subsidiary to continue to endeavor, in good faith using commercially reasonable efforts to cause such authorization or consent to be obtained by the earliest practicable date.

6.                                  Customary Closing Documents. Subject to the Funds Certain Provisions and the Documentation Principles, the Lead Arrangers shall have received, in each case in form and substance reasonably satisfactory to them: (a) customary legal opinions, corporate records, evidence of authority and documents from public officials, (b) customary secretary’s and officer’s certificates, (c) customary perfection certificate, (d) customary evidence of insurance and (e) a solvency certificate from the chief financial officer of Parent in substantially the form attached as Exhibit A to this Annex III. The Lead Arrangers will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that is requested at least 15 days prior to the Closing Date.

Annex III-3

7.                                  Confidential Information Memorandum. The Lead Arrangers shall have received from Parent and the Borrower all information customarily provided by a borrower for inclusion in a Confidential Information Memorandum (including all the financial statements satisfying the requirements of paragraph 4 above) (the “Required Bank Information”) not later than 20 calendar days prior to the Closing Date; and the Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 20 consecutive calendar days (ending on the business day immediately preceding the Closing Date) following receipt of the Required Bank Information to syndicate the Facilities; provided that the Marketing Period shall (a) exclude the dates July 3, 2014, and July 4, 2014, (b) end on or prior to August 15, 2014, or begin on or after September 2, 2014, (c) exclude the dates November 24, 2014, through November 28, 2014, and (d) end on or prior to December 19, 2014, or begin on or after January 5, 2015; provided that if the Borrower in good faith reasonably believes that it and Parent have delivered the Required Bank Information, the Borrower may (but shall not be obligated to) deliver to the Lead Arrangers written notice to that effect (stating when it believes such delivery has been completed), in which case the Required Bank Information shall be deemed to have been delivered on the date of such notice, unless the Lead Arrangers in good faith reasonably believe that Parent and the Borrower have not completed such delivery and, within three business days after their receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity the portion or portions of the Required Bank Information that the Lead Arrangers believe they have not yet received or are not complete or sufficient), in which case the Required Bank Information shall be deemed to have been delivered immediately upon the delivery by Parent and the Borrower of information and materials reasonably addressing the points contained in the notice.

8.                                  Offering Document. In the case of the Bridge Facility, Parent and the Borrower shall have engaged one or more investment banks satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) to sell or place the Senior Notes and debt securities substantially similar to the Senior Notes that will be used to replace or refinance the Bridge Loans (the “Permanent Securities”) and shall ensure that (a) the Investment Bank shall have received not later than the earlier of (i) 240 days after the date of the Commitment Letter to which this Annex III is attached and (ii) 20 calendar days prior to the Closing Date a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary high-yield road show relating to the issuance of the Senior Notes (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent registered public accounting firm for Parent or Saturn, as the case may be, as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with U.S. GAAP and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of such securities (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Rule 4.02(b) of Regulation S-K and other customary exceptions) or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from an independent registered public accounting firm in connection with such offering (the “Required Bond Information”); provided that such preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum shall not be required to contain a description of notes section or other information customarily provided by the Investment Bank; provided further that if the Borrower in good faith

Annex III-4

reasonably believes that it has delivered the Required Bond Information, the Borrower may (but shall not be obligated to) deliver to the Lead Arrangers a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Bond Information shall be deemed to have been delivered on the date of such notice, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed such delivery and, within three business days after their receipt of such notice from Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity the portion or portions of the Required Bond Information that the Lead Arrangers believe they have not yet received or are not complete or sufficient), in which case the Required Bond Information shall be deemed to have been delivered immediately upon the delivery by the Borrower of information and materials reasonably addressing the points contained in the notice, (b) upon delivery of the material described in clause (a), customary officers of Parent and its subsidiaries shall have made themselves available from time to time to attend and make a reasonable and customary number of presentations regarding the business and prospects of Parent, Saturn and their respective subsidiaries at a meeting or meetings of prospective investors as required by the Investment Bank in its reasonable judgment to market the Senior Notes and (c) the Investment Bank shall have been afforded a period of at least 20 consecutive calendar days following the receipt of the material described in clause (a) above to seek to offer and sell or privately place the Senior Notes or Permanent Securities with qualified purchasers thereof. Each 20-day period referred to above must consist of 20 consecutive calendar days; provided that each such period shall: (i) exclude the dates July 3, 2014, and July 4, 2014, (ii) end on or prior to August 15, 2014, or begin on or after September 2, 2014, (iii) exclude the dates November 24, 2014, through November 28, 2014, and (iv) end on or prior to December 19, 2014, or begin on or after January 5, 2015. Notwithstanding the foregoing, if at any time after the Required Bond Information shall have been delivered, the Borrower shall make a Reallocation Election in accordance with the third paragraph of the Commitment Letter, any previous delivery of the Required Bond Information shall be disregarded for purposes of determining whether the conditions set forth in this paragraph 8 shall have been satisfied.

Annex III-5

EXHIBIT A TO ANNEX III

CONFIDENTIAL

Form of Solvency Certificate

[•] [•], 20[•]

Reference is hereby made to the [•](1) (the “[•] Amendment Agreement”) to the [•](2) (the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the [•] Amendment Agreement or in the Credit Agreement, as applicable. The undersigned, being the duly elected and qualified Chief Financial Officer of Level 3, pursuant to Section [•] of the [•] Amendment Agreement, in his/her capacity as such officer and not in a personal capacity, hereby certifies on behalf of Level 3 that:

(1)                                 with respect to the incurrence of the Tranche B 2021 Term Loans and the [•](3), Level 3 and its Subsidiaries are in compliance with the Existing Credit Agreement, the Existing Notes and the indentures governing the Existing Notes; and

(2)                                 as of the date hereof and immediately following the making of the Tranche B 2021 Term Loans on the date hereof and after giving effect to the application of the proceeds of the Tranche B 2021 Term Loans and the other transactions contemplated by the [•] Amendment Agreement, (A) the fair value of the assets of Level 3 and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds their debts and liabilities, subordinated, contingent or otherwise; (B) the present fair saleable value of the property of Level 3 and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) Level 3 and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) Level 3 and its Subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date hereof.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

The undersigned is familiar with the business and financial position of Level 3 and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by Level 3 and its Subsidiaries after consummation of the Transactions.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

(1)  Describe [•] Amendment Agreement.

(2)  Describe Credit Agreement.

(3)  Refer to Bridge Loans, Senior Notes or other Transaction Securities, as applicable.

Exhibit A to Annex III-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first hereinabove written.

By:
Name: [•]
Title: Chief Financial Officer

Exhibit A to Annex III-2